EXHIBIT 99.1

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 Medical Nutrition USA Appoints Vice President Finance, Chief Financial Officer
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ENGLEWOOD, N.J., Nov.12, 2008 /PRNewswire-FirstCall/ -- Medical Nutrition USA,
Inc., (MDNU) today announced the appointment of Frank J. Kimmerling, age 40, as Vice President/Finance, Chief Financial Officer. Mr. Kimmerling was most recently Chief Financial Officer of Lamina Lighting, a global high tech manufacturing company focused on LED technology from August 2007 through August 2008.

"We are extremely pleased to have someone of Frank's competence join our team. His broad business experience and financial leadership will be invaluable as we continue to implement our strategic plan", said Frank A. Newman, Chairman, and Chief Executive Officer.

Mr. Kimmerling also served as Senior Manager and a Chief Financial Officer for Geller and Company's Emerging Business Group from March 2004 to August, 2008, where he provided outsourced finance and accounting services to a range of businesses, serving as Chief Financial Officer for each of his clients. Prior to that, Mr. Kimmerling served as a Divisional CFO and for the BISYS Group Inc., a financial services company from April, 2003 through December, 2004. He is a Magna Cum Laude graduate of Ball State University, where he received a BS in accounting, and is also a CPA.

"I am thrilled to join this team." Mr. Kimmerling said. "Medical Nutrition USA has grown very rapidly and I look forward to building on that solid foundation by directing financial strategy and exploring opportunities for expansion."

Medical Nutrition USA, Inc. (http://www.mdnu.com) develops and distributes products for the nutritionally at risk who are under medical supervision. Its products are used primarily in long-term care facilities, hospitals, dialysis clinics and bariatric clinics. The company's product lines include Pro-Stat(R), Fiber-Stat(R), and UTI-Stat(TM) as well as private label products.